                  Amendment No. 1 To Stock Purchase Agreement
                  -------------------------------------------

          AMENDMENT NO.1, dated as of April 1, 1999, to the Stock Purchase Agreement dated March 10, 1999 (the "Stock Purchase Agreement"), by and among Aurora Foods Inc., a Delaware corporation ("Buyer"), Sea Coast Foods, Inc., a Washington corporation (the "Company"), Galando Investments Limited Partnership, a Washington limited partnership and Carey-On Limited Partnership, a Washington limited partnership (individually, a "Shareholder" and collectively, the "Shareholders"), and Joseph A. Galando, Barbara J. Galando, Stanley J. Carey and Mary K. Carey, individually and as the general partners of the Shareholders (individually, a "General Partner" and collectively, the "General Partners"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Stock Purchase Agreement.

          Buyer, the Company, the Shareholders and the General Partners desire to amend the Stock Purchase Agreement as follows:

          1. The following sections shall be added to the Stock Purchase
Agreement:

          8.19. Tax Refund. The Company has filed and/or will file with the Prior Tax Returns for refunds (the "Tax Refunds") of federal income taxes on account of a number of matters. It is agreed that the amount of the Tax Refunds that is included in the calculation of Working Capital for purposes of computing the Purchase Price shall not exceed the amount of Taxes payable that are included in such calculation (such Taxes payable being the "Tax Accrual"). In the event that one or more Tax Refunds are received by the Company or the Buyer, and the aggregate amount thereof exceeds the Tax Accrual, Buyer shall pay, or shall cause the Company to pay, the amount of any such excess (together with any interest applicable thereto which is received) to the Shareholders in accordance with their Applicable Percentages. In the event that any claims for the Tax Refunds are disallowed, then the Shareholders shall pay to the Buyer, in accordance with their Applicable Percentages, (x) an amount equal to the excess, if any, of the Tax Accrual over the amount, if any, of any Tax Refunds received by the Company or the Buyer which the Company or the Buyer has retained pursuant to the preceding sentence and (y) in the event that the Tax Refunds in respect of which Buyer or Company has caused payment to the Shareholders pursuant to the above provisions are subsequently disallowed, an amount equal to such disallowance. The provisions of Section 8.13(a) will apply to the Company's claims for Tax Refunds.

          8.20. Arthur Andersen. The Shareholders and General Partners shall indemnify the Company and the Buyer against any and all amounts due to, or billed to the Company by, Arthur Andersen & Co. to the extent not accrued or reserved against in the calculation of Working Capital for purposes of adjustments to the Purchase Price. Such indemnification obligations shall not be subject to Section 10.5 or 10.6 but shall be subject to Section 10.8.

          8.21. Shrimp Supply Liabilities. Pursuant to Section 8.14 of the Stock Purchase Agreement, the Company is distributing to a limited liability company controlled by the Shareholders (the "Shareholders LLC") certain assets and liabilities related to a seafood business (the "Seafood Business") which are more particularly described on Exhibit A to the
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Bill of Transfer and Assignment attached hereto as Schedule 1. The Shareholders and General Partners agree to indemnify the Company and Buyer against any and all of the liabilities relating to the Seafood Business to the extent not accrued or reserved against in the calculation of Working Capital for purposes of adjustments to the Purchase Price. Such indemnification shall not be subject to Section 10.5 or 10.6, but shall be subject to Section 10.8.

          8.22. Use of Sea Coast Name. The Buyer and the Company hereby consent that until June 30, 1999 the Shareholders LLC may use the name "Sea Coast" in its company name and otherwise to carry on the Seafood Business. On or prior to such date the Shareholders and General Partners shall cause the Shareholders LLC to change its name so as not to include the words "Sea Coast". In addition, after June 30, 1999 neither the Shareholders LLC, the Shareholders or the General Partners shall use the name Sea Coast in the conduct of the Seafood Business except as otherwise provided in the Stock Purchase Agreement.

          2.     Supplements. Pursuant to Section 6.2, the Shareholders and
                 -----------
General Partners supplement and amend Schedules 3.9, 3.23 and 8.14 to the Stock Purchase Agreement as provided in Exhibit A hereto.

          3.     Miscellaneous. Except as herein expressly amended, all terms,
                 -------------
covenants and provisions of the Stock Purchase Agreement are and shall remain in full force and effect and all references therein to such Stock Purchase Agreement shall refer to the Stock Purchase Agreement as amended by this Amendment. This Amendment may be executed by the parties hereto individually or in combination, in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same Amendment. Delivery of an executed counterpart of a signature page by telecopier shall be effective as delivery of a manually executed counterpart.

                  [Remainder of page intentionally left blank]
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    IN WITNESS WHEREOF, Buyer and the Company have caused this Amendment to be executed by their respective and duly authorized officers, and the Shareholders or their respective trustees have duly executed this Amendment, all as of the date first written above.


BUYER:                                      SHAREHOLDERS:

AURORA FOODS INC.                           GALANDO INVESTMENTS LIMITED
                                            PARTNERSHIP

By  /s/ Ray Chung                           By  /s/ Joseph A. Galando
   -------------------------------------       --------------------------------
   Ray Chung, Executive Vice President         Joseph A. Galando,
                                               General Partner


                                            By  /s/ Barbara J. Galando
                                               --------------------------------
                                               Barbara Galando, General Partner


COMPANY                                     CAREY-ON LIMITED PARTNERSHIP

SEA COAST FOODS, INC.
                                            By  /s/ Stanley J. Carey
                                               --------------------------------
                                               Stanley J. Carey,
                                               General Partner
By  /s/ Joseph A. Galando
   -------------------------------
   Joseph A. Galando, President

                                            By  /s/ Mary K. Carey
                                               --------------------------------
                                               Mary K. Carey,
                                               General Partner

GENERAL PARTNERS

 /s/ Joseph A. Galando                          /s/ Stanley J. Carey
---------------------------                    ------------------------------
Joseph A. Galando                              Stanley J. Carey


 /s/ Barbara J. Galando                         /s/ Mary K. Carey
---------------------------                    ------------------------------
Barbara J. Galando                             Mary K. Carey

The following list briefly identifies the contents of the Schedules to Amendment No. 1 Stock Purchase Agreement, dated as of April 1, 1999 among Aurora Foods Inc., Sea Coast Foods, Inc., Galando Investments Limited Partnership, Carey-On Limited Partnership and Joseph A. Galando, Barabara J. Galando, Stanley J. Carey, and Mary K. Carey, individually and as general partners of the Shareholders. (Terms used but not defined have the meanings assigned to them in the Stock Purchase Agreement.) In accordance with Regulation S-K under the Securities Act of 1933 the actual Schedules and Exhibits have not been filed with the Securities and Exchange Commission (the "Commission"). The Company hereby agrees to furnish supplementally a copy of any omitted Schedule to the Commission upon request.

1. Schedule 3.9 -- Officer and Sole Director -- List of officers and sole director of the Company.

2. Schedule 3.23 -- Insurance Policies -- List of the companies insurance policies.

3. Schedule 8.14 -- Assets to be Distributed to Shareholders -- List of assets distributed to the Company's shareholders.